Exhibit 99.1

For Immediate Release	For Further Information Contact:
Thursday, May 5, 2011	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES ANNOUNCES CHANGE IN STOCK TICKER SYMBOL

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) announces a change of the ticker symbol under which its common shares trade from RAME to RAM effective at the start of trading on the Nasdaq Stock Exchange on Friday, May 6, 2011.  The new symbol better represents the corporate name and logo.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil.  Company headquarters are in Tulsa, Oklahoma.  For additional information, visit the company website at www.ramenergy.com.